Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Ben W. Perks	Andrew J. Bosman
Executive Vice President and Chief Financial Officer	Executive Director of Marketing and Communications
312.573.5630	312.573.5631

NAVIGANT CONSULTING COMMENCES MODIFIED “DUTCH AUCTION” TENDER OFFER TO PURCHASE UP TO 10.5 MILLION SHARES AT A PRICE RANGE OF $19.50 TO $22.50 PER SHARE

CHICAGO, May 9, 2007 – Navigant Consulting, Inc. (NYSE:NCI), a global consulting firm providing dispute, investigative, operational, risk management and financial advisory solutions to legal counsel, government agencies and companies experiencing regulatory or structural challenges, today announced that it is commencing a modified “Dutch Auction” tender offer to purchase up to 10.5 million shares of its common stock. The Company had announced on April 26, 2007 that its Board of Directors had approved a $300 million share repurchase authorization, and that the Company intended to utilize the majority of this authorization to conduct a tender offer.

In the tender offer, Navigant Consulting is offering to purchase up to 10.5 million shares at a price per share between $19.50 and $22.50, for a maximum aggregate purchase price of up to $236.25 million. The number of shares proposed to be purchased in the tender offer represents approximately 18% of the Company’s currently outstanding shares. The tender offer will commence today, and is expected to expire on June 7, 2007, unless extended by the Company.

Based on the number of shares tendered and the prices specified by the tendering shareholders, Navigant Consulting will determine the lowest price per share within the range that will allow the Company to buy 10.5 million shares, or such lesser number of shares as are properly tendered. All shares purchased in the tender offer will be purchased at the same price per share, including shares that were tendered at a lower price. If fewer than 10.5 million shares are properly tendered, the Company will purchase all shares that are properly tendered and not properly withdrawn. If more than 10.5 million shares are properly tendered, the Company will purchase all shares tendered at or below the purchase price selected in the offer on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which will not be prorated. Shareholders whose shares are purchased in the offer will be paid the same per share price, in cash, without interest, promptly after the expiration of the offer.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions described in the Offer to Purchase, including the closing of an unsecured, multi-bank credit facility of up to $450 million, of which a portion of the proceeds will be used to finance the tender offer, and the satisfaction of all conditions to funding thereunder.

Banc of America Securities LLC and Credit Suisse Securities (USA) LLC will serve as the dealer mangers for the tender offer, D.F. King & Co., Inc. will serve as information agent and LaSalle Bank, N.A. will serve as the depositary in the tender offer.

Neither the Company, its Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which a shareholder will tender them. In doing so, a shareholder should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal.

About Navigant Consulting

Navigant Consulting, Inc. (NYSE: NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

Except as set forth below, statements included in this press release, which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements including, without limitation: our ability to obtain the necessary financing for the Company’s tender offer; the success of the tender offer; the effects of our increased leverage subsequent to the tender offer; risks inherent in international operations; pace, timing and integration of acquisitions; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; dependence on the expansion of and the increase in the Company’s service offerings and staff; conflicts of interest; potential loss of clients; risks inherent with litigation; significant client assignments; professional liability; potential legislative and regulatory changes; and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the SEC under the “Risk Factors” sections and elsewhere in those filings. The Company cannot guarantee any future results, levels of activity, performance or achievement and also undertakes no obligation to update any of its forward-looking statements after the date of this press release.

This press release is for informational purpose only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation of offers to buy the Company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the Company is sending to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the offer. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge. Shareholders will also be able to obtain copies of the Offer to Purchase and related materials, as filed with the Commission (excluding exhibits), without charge from the Company or by written or oral request directed to the Information Agent, D. F. King & Co., Inc., 48 Wall Street, New York, New York 10005, telephone number (888) 542-7446 (banks and brokers call collect (212) 269-5550).

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